Exhibit 23.2

Consent of Independent Registered Certified Public Accounting Firm

Trailer Bridge, Inc.

Jacksonville, Florida

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-88502 and 333-147672) of Trailer Bridge, Inc. of our report dated March 30, 2009, relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ BDO Seidman, LLP

Miami, Florida

March 30, 2009